Exhibit 10.3

Summary Translation of
Credit Facility Agreement
No.: 102061100317

Note:  This is not a comprehensive translation.

The Lender (Party A): Guangdong Development Bank Holdings Co., Ltd., Shenzhen Branch
Legal Representative:  YANG Xiaozhou
Title: Branch Manager

The Borrower (Party B): Comtech Communications Technology (Shenzhen) Co., Ltd.
Legal Representative:  CHEN Jianxiong
Title: General Manager

Part I  Basic Terms of Credit Facility

Article 1.  Definitions

1. Comprehensive Credit Line: the credit line Party A extends to Party B, including one or several types of the following: a loan, issuance of banker’s acceptance bill, commercial draft discount, trade finance, guarantee letter, funding business and other types of credit lines.

2. Comprehensive Credit Line Amount: the maximum outstanding balance of the credit line that Party A extends to Party B under this agreement.

3. Maximum Credit Exposure Amount: the amount equal to the maximum outstanding balance of the credit line that Party A extends to Party B, less the outstanding balance of the guarantee deposit.

4. Valid Term of Credit Line: the actual term of the credit line under this agreement.

Article 2.  Amount and Type of Comprehensive Credit Line

1. The Comprehensive Credit Line Amount is stipulated in Article 13 of this agreement.

2. The specific type, amount and corresponding terms of the credit line under this agreement are stipulated in Article 22 of this agreement.

3. If the total outstanding balance of the credit line is within the aforesaid maximum credit amount, it is not necessary for Party B to provide the guarantee one at a time.

4. Party A is not obligated to issue the full amount of the aforementioned maximum credit amount. The actual issuance amount shall be based on the amount stipulated in the borrowing certificate or other credit/debt certificates.

Article 3.  Valid Term of Comprehensive Credit Line Amount

The valid term of the Comprehensive Credit Line under this agreement is stipulated in Article 14 of this agreement.

Article 4.  Conditions to Drawdown of Credit Line

In the event all of the conditions set forth below are fulfilled concurrently, Party B may apply to draw down the aforesaid credit line:

1. This Contract, guarantee contracts (if any) and other relevant attachments have become effective.

2. Party B has provided to Party A all the documents, notes, seals and list of personnel and signature samples in connection with the execution and performance of this contract and has filled out necessary forms;

3.        Party B has submitted loan drawdown application and documents evidencing the purpose of the loan and processed relevant drawdown procedures 3 business days in advance.   The purpose of the loan and the term comply with the terms of this agreement.

[4. through 6.]

 7. Other conditions required by Party A.

Article 5.  Interest Rate

1. The interest rate of the loan under this agreement is stipulated in Article 15 of this agreement.

2. In the event the interest rate set forth in Article 15 is inconsistent to the interest rate of specific type of credit line, the interest rate of such type of the credit line shall prevail.

Article 6.  Other Expense, Interest Rate and Exchange Rate

The expenses that Party A shall receive under the banker’s acceptance bill, banker’s guarantee letter, international trade finance and other types of credit lines, the discount rate of the draft discount, interest rate and the exchange rate under the import and export negotiation shall be agreed by Party A and Party B in the specific business.

Part II  Guarantee

Article 7.  Guarantee

1. A guarantor shall provide guarantees for the debts that Party B shall repay under this agreement. The specific guarantee is stipulated in Article 19 under this agreement.

2. In the event Party A believes that adverse changes to the guarantee under this agreement occurred or is going to occur, Party A is entitled to request the guarantor to cease such activities. In case the value of collateral decreases, upon the notice of Party A, the guarantor shall restore the value of the collateral, or provide a collateral with the corresponding decreased value. In the event the guarantor neither restores the value of the collateral, nor provides additional guarantee, Party A is entitled to request Party B to repay the debt prior to its maturity.

Part III Representations and Warranties of Party B

Article 8.

1. Party B hereby makes the following representations:

 (1) It is legally incorporated and has right and ability to execute and perform this agreement;

(2) The execution and performance of this agreement are based on the true intent of Party B, and do not violate any agreement, contract or other legal document binding Party B. Party B obtained legal and valid approvals in accordance with its articles of association and other managing documents. Party B obtained or is going to obtain all necessary permissions, approvals, filings or registrations for executing and performing the agreement;

(3) All of the documents, financials, certificates and other information provided by Party B to Party A under this agreement are true, accurate, legal and valid;

(4) The background information of transactions for specific types of credit line that Party B applied is true, legal and not for illegal purposes such as money laundering;

(5) Party B did not conceal any events that could affect its or the guarantors’ financial condition and ability to perform the agreement.

2. Party B hereby makes warranties as below:

(1) It shall provide Party A with financial reports (including but not limited to annual reports, quarterly reports and monthly reports) and other relevant information periodically or in time as requested by Party A;

(2) It shall comply with the requests of Party A to provide relevant documents in connection with the loan and cooperate with Party A in regard to the inspection and supervision of the performance, the use of credit lines and funds, the production operations and financial activities. Party B shall promise to cooperate with Party A in connection with the management of loans in accordance with the loan management guideline of China Banking Regulatory Commission or other competent authorities;

(3) Party B promises to pay loan proceeds in accordance with the provisions herein.

(4) Party B promises that, at the time of loan drawdown pursuant to this contract, Party B will promptly and accurately provide all documents in connection with the payment of the loan proceeds as requested by Party A;

(5) If Party B entered into or is going to enter into a guarantee agreement with the guarantor of this agreement to provide the guarantor with the corresponding guarantee, Party B shall warrant such guarantee shall not affect any right of Party A under this agreement

(6) Party B shall obtain the prior consent of Party A, in the event the financial conditions or abilities of performance of Party B and the guarantor under this agreement might be affected. The aforesaid events are including but not limited to the split, merger, co-operating, joint venture, cooperation, outsource, lease, reorganization, reform, plan of going public, transfer of material assets, share transfer, shareholding reform, foreign investment, material debt assumption, debt/ equity financing through the primary market, or attach material debts on the collateral;

(7) Party B shall promptly notify Party A in writing, in the event the financial conditions or abilities of performance of Party B and the guarantor under this agreement might be affected.  The aforementioned events are including but not limited to the foreclosure of the collateral, suspension of business, cessation of operations, dissolution, bankruptcy application, involvement in material litigation or arbitration proceedings, management’s possible engagement in criminal activities, the adverse change of its business operation or financial condition, or Party B’s default under other contracts;

 (8) Party B warrants that its operation and relevant activities comply with the industry policy, tax policy, market standards, environmental evaluations, energy saving, pollution control, land and urban plan, labor protection and relevant regulations. In the event the aforesaid are or might be violated, Party A is entitled to cease issuing loans, accelerate the repayment, dispose the pledged/ mortgaged properties prior to the maturity of loans, and to request Party B to increase the relevant liability insurance in connection with the energy exhaust and pollution;

(9) Debts owed to Party A are superior to funds borrowed from shareholders of Party B, and are not subordinated to the similar debts of other creditors;

(10) In the event that the net profit after tax of this fiscal year is zero or negative, or the net profit after tax of this fiscal year is not adequate to compensate the cumulative losses of past years, or the profit before tax is not used to repay the principal, interest or expense that shall be repaid in this fiscal year, or the profit before tax is not adequate to repay the principal, interest and expense of the next installation, Party B shall not distribute dividends;

(11) Party B shall not dispose its own assets to the extent that it would affect its ability to repay the loan, and shall promise its total guarantee amount and each guarantee amount shall comply with the limitation set forth in its articles of association;

(12) Party B warrants to repay the principal and interest of loans on schedule, and bear all expenses and fees under this agreement, including but not limited to the notary fees, legal expenses, attorney fees, or appraisal fees.

3. Authorization of Party B:

(1) Party B authorizes that Party A may submit all of credit information during the term of loan to the Credit Reference Center of the People’s Bank of China or other competent authorities, and that Party A may look up the aforesaid information submitted to such institutions.

(2) Party B authorizes Party A to withdraw the principal, interest, punitive interest, compound interest, penalties and other relevant expenses that should be repaid in accordance with the agreement from the accounts Party B opened with Party A or affiliates of Party A, without the prior consent of Party B.

Part IV Event of Default

Article 9.  Default

1. Anticipating Default

Prior to the issuance of the Facility, the Lender may cease performing its obligations under the agreement in the event of any of the following:

(1) The business operations of Party B severely worsen;

(2) Party B transfers its assets or funds so as to avoid debts;

(3) Damage to the business reputation of Party B;

(4) Party B becomes or appears to become insolvent.

Party A may terminate the agreement if Party B does not regain its ability to perform its obligations and cannot provide guarantees acceptable to Party A within thirty (30) days after Party A ceases performing it obligations.

2. Events of Default

(1) The occurrence of any of the following events shall be deemed a default under the Facility:

(i) Party B does not perform the obligations of payment and repayment under this agreement;

(ii) Party B does not use the funds obtained under the agreement in accordance with the agreed purpose;

(iii) Party B fails to repay the loan in accordance with the provisions herein or tries to avoid Party A's entrusted payment by breaking the whole sum into smaller amounts;

(iv) The representations Party B made under the agreement are not true or Party B violates the promises made under the agreement;

(v) In the event the conditions set forth herein occur, Party A believes that the financial condition and ability of performance of guarantor are affected, and Party B does not change guarantors or provide new guarantees;

(vi) Party B or the guarantor breaches other contracts by and between Party B/the guarantor and Party A or other entities of Party A;

(vii) Party B fails to provide written explanation of the abnormal fund flow in the relevant accounts under this contract within a specified time;

(viii) Party B fails to truthfully provide documents in connection with the loan and the payment of loan proceeds ;

(ix) Party B ceases business operation, dissolves or a bankruptcy event occurs;

(x) Party B and the guarantor breaches other provisions of this contract or the guarantee contract;

Party B violates other covenants related to the rights and obligations under this agreement

(2) If any of events of default occurs, Party A is entitled to take any or all of the following actions:

(i) To change the loan principal payment method;

(ii) To request Party B and the guarantor cure the default within the certain period;

(iii) To decrease, cease or terminate the credit line extended to Party B in whole or in part;

(iv) To cease or terminate the drawdown applications of Party B under this agreement or under other agreements by and between Party A and Party B in whole or in part; to cease or terminate the issuance of loans that have not been issued, or the trade finance that has not been handled in whole or in part;

(v) To accelerate the payment of all principal and interest outstanding under the agreement and under other agreements by and between Party A and Party B, and such sums shall become immediately due;

(vi) To terminate or cancel the agreement and other agreements by and between Party A and Part B in whole or in part;

(vii) To request Party B to indemnify Party A’s loss incurred caused by the default;

(viii) Upon the prior or later notice to Party B, to withdraw the deposits in Party B’s accounts opened with Party A or with other entities of Party A to repay the whole or a part of debts under the agreement;

(ix) To exercise the rights under the mortgage/ pledge;

(x) To request the guarantor to perform the guarantee obligations;

(xi) To adopt more stringent payment management or methods; to monitor the payments of affiliates of Party B; to submit Party B as one on the blacklist to the regulatory authorities and credit reference institutions;

(xii) Other methods that Party A considers to be necessary and feasible.

   (3) In the event Party A is unable to perform its obligations under the agreement due to the changes of the credit policy of the State after the agreement is executed, Party A shall not be deemed to breach the agreement.

Part V Other Covenants

Article 10.  Effectiveness, Change, Cancellation and Termination

1. The agreement become effective as of the date each party signs off and seals the agreement (any mortgage and pledge become effective as of the date the registrations of such mortgage and pledge are completed), and is terminated upon the date that all of the principal, interest, compound interest, punitive interest and other related expenses are repaid.

Article 11.  Notarization

Article 12.  Special Reminder

Party A has reminded Party B with regard to all of waivers or limitation of obligations, and fully explained the provisions of this agreement to Party B.

Part VI  Terms of Specific Type of Credit Line

Article 13.  Credit Line

1. The Maximum Credit Amount (including guarantee deposits) is USD 30 Million even.

2. Under the specific type of the credit line, Party B may use other currencies. If the other currency is used, the credit line shall be calculated based on the mid price of exchange rate published by Party A as of the occurrence of the specific type.

3. The Comprehensive Credit Line is revolving.

Article 14.  Valid Term of Credit Line

The valid term of the Comprehensive Credit Line under this agreement is twelve (12) months commencing November 9, 2010 through November 8, 2011.

Article 15.  Interest Rate of Calculation of Interest

1. The interest rate of loan is a floating rate. The interest rate of the initial installation is the benchmark rate of the People’s Bank of China with the corresponding term of the specific loan under the agreement.

2. The interest rate shall be stipulated in the borrowing certificate.

3. Formula of Calculation of Interest:

4. Interest Rate=Principal x Actual Days of The Loan x Daily Interest Rate

5. Daily Interest Rate=Yearly Interest Rate/ 360

6. The interest is calculated monthly, the interest settlement date is the 20th day of every month, the 21st day of every is the interest payment date.

7. In the event Party B does not repay on schedule, Party A shall receive the daily punitive interest for the deferral portion commencing the deferral date till the principal and interest are repaid. The punitive interest rate for deferral is the interest rate set forth in Article 1 plus 50%.

8. In case the loan is not used in compliance with its purpose, Party A shall receive the punitive interest commencing the misuse date, till the principal and interest are repaid. The punitive interest rate for misuse is the interest rate set forth in Article 1 plus 100%.

9. For a loan that is misused and deferred, the punitive interest rate shall be based on the interest rate of the punitive interest rate for misuse of the loan.

10. In the event Party B does not pay the interest on schedule, Party A shall receive compound interest on such interest.

Article 16.  Payment and Management of Loan Proceeds

Article 17.  Capital Return Management

Article 18.  Repayment

Article 19.  Guarantee

Under the maximum guarantee amount, Party A and the guarantors enter into the guarantee contracts as below:

1. Maximum Rights Pledge Contract 102061100317-1, by and between Party A and Comtech Communication Technology (Shenzhen) Co., Ltd., dated November 9, 2010.

Article 20.  Extension of Credit Line

Article 21.  Disclosure of Related Party Transaction

Article 22.  Governing Law and Dispute Resolution

    1. Governing Law: the laws of the People’s Republic of China

2. Dispute Resolution: any dispute shall be submitted to the People’s Court.

Article 23.  Miscellaneous

Article 24.  Other Covenants

The term of each Letter of Guarantee shall not exceed one year.

Article 25.  Specific Type of Credit Line and Terms

Amount of Letter of Guarantee/Standby Letter of Credit

1. Party B will provide relevant documents to Party A and Party A, upon reviewing such documents and approval, agrees to issue Letter of Guarantee/Standby Letter of Credit.  The Letter of Guarantee/Standby Letter of Credit includes but is not limited to compliance, tender, payment, advances, quality/asset preservation and loan.

2. The maximum amount granted of the Letter of Guarantee/Standby Letter of Credit is: US$ 40 million (including security deposit) and the amount can be used on a revolving basis.

3. If the Letter of Guarantee/Standby Letter of Credit specified herein is inconsistent with the Letter of Guarantee/Standby Letter of Credit actually issued, the Letter of Guarantee/Standby Letter of Credit actually issued shall prevail.  Party B shall not refuse to perform, or delay the performance of, its obligations hereunder on the grounds of such inconsistency between Guarantee/Standby Letter of Credit specified herein and the Letter of Guarantee/Standby Letter of Credit actually issued.  The actual beneficiary, amount, valid period and terms of such Letter of Guarantee shall be based on such Letter of Guarantee actually issued by Party A to the outside party.

4. Fees for the issuance of  Letter of Guarantee/Standby Letter of Credit:
Party B shall pay a one-time processing fee at the rate of 0.175% of the amount of the Letter of Guarantee.

Party B authorizes Party A to deduct the said fee directly from the account it set up with Party A (Account number: 102061517010003685)

5. Security Deposit

6. External Compensation and Interest

(1) If the beneficiary of the Letter of Guarantee/Standby Letter of Credit raises claims for compensation during the effective period of such Letter of Guarantee/Standby Letter of Credit, Party A has the sole right to review and determine if the claim and the amount claimed are comply with the terms of the Letter of Guarantee/Standby Letter of Credit.

The compensation by Party A to the outside party does not require Party B's prior consent.  Party B promises that Party B will not raise any objection to Party A's determination and the compensation made by Party A, will unconditionally repay the amount of compensation made by Party A to the outside party and will assume all loss thus incurred by Party A.

(2) During the course of performing its obligation for guarantee, Party A has the right to deduct the corresponding amount from Party B's security deposit account or other bank accounts; if the amount deducted is insufficient, Party A will make advances for the balance.  The amount of such advance constitutes Party B's debt obligation to Party A and Party B must pay it off promptly.  Party A has the right to charge interest at the past-due interest rate specified below starting on the day when such advance is made:

(a) If the advance is made in RMB, such advance will be converted into past due loan starting on the day when such advance is made, and Party A has the right to charge interest on the advance starting on the day when such advance is made at the daily rate of 0.05% and to charge a daily compound rate on the interest not paid on time.

(b) If the advance is made in a foreign currency, such advance will be converted into past due loan starting on the day when such advance is made, and Party A has the right to charge interest on the advance starting on the day when such advance is made at the daily rate of 0.05% and to charge a daily compound rate on the interest not paid on time.

(3) During the course of performing its obligation for guarantee toward the beneficiary, Party A is only responsible for processing the documents of proof or notes specified in the Letter of Guarantee and shall bear no responsibility for any base contract involved and the authenticity of the documents of proof or notes provided by the beneficiary.  The Letter of Guarantee and the base contract based on which such Letter of Guarantee is issued are independent transactions; even if there are any references to such contract in the Letter of Guarantee, Party A has no relation to such contract.  Party A's promise to fulfill its obligation under the Letter of Guarantee shall not be affect by any claim arising from the relationship between Party B and the beneficiary nor by any defense of act of performance.

7. After Party A issues the Letter of Guarantee/Standby Letter of Credit based on Party B's application, Party B agrees to compensate and indemnify Party A for any risk, responsibility or loss to which Party A may consequently be exposed; the cause of such risk, responsibility or loss includes but is not limited to the Letter of Guarantee/Standby Letter of Credit itself and the exchange of business information in connection therewith.

8. if any amendment to, or the performance of, the base contract based on which the Letter of Guarantee/Standby Letter of Credit is issued affects Party A's performance of its obligation for guarantee in any way, Party B must immediately notify Party A in advance.  If Party A believes that the amended base contract has increased, or will potentially increase, Party A's obligation for guarantee, Party A has the right to demand Party B to increase counter-guarantee approved by Party A; as long as Party A makes any compensation to the outside party under the Letter of Guarantee/Standby Letter of Credit, Party B shall have the obligation to compensate Party A in full, even if there is fraud on the part of the beneficiary or the base transaction under the base contract fails to be executed or become effective, is invalid or partially invalid or is dissolved.

9. If the payment of interest, taxes, the fluctuation of foreign currency rate, the provisions of the law (including foreign laws), judgment of the court or arbitration cause the amount of compensation made by Party A to the outside party under the Letter of Guarantee/Standby Letter of Credit to exceed the amount of such Letter of Guarantee/Standby Letter of Credit or cause such payment of compensation to be made after the expiration of such Letter of Guarantee/Standby Letter of Credit, Party B shall still compensate Party A in full.

10. Party B shall bear all responsibility for any loss of documents, information delay or change or other errors arising from the course of postal mail or communication.  If the Letter of Credit is to be issued in English, Party B must provide the application to Party A in English and Party A shall bear no responsibility for any error or inconsistencies arising from the translation thereof.

11. During the course of performing its obligation for guarantee toward the beneficiary, Party A is only responsible for processing the documents of proof or notes specified in the Letter of Guarantee and shall bear no responsibility for any base contract involved and the authenticity of the documents of proof or notes provided by the beneficiary.  The Letter of Guarantee and the base contract based on which such Letter of Guarantee is issued are independent transactions; even if there are any references to such contract in the Letter of Guarantee, Party A has no relation to such contract.  Party A's promise to fulfill its obligation under the Letter of Guarantee shall not be affect by any claim arising from the relationship between Party B and the beneficiary nor by any defense of act of performance.

12. At the time of issuing an international Letter of Guarantee, Party A has the right to determine in its sole discretion whether to make, or to refuse to make, the payment with regard to the beneficiary's claim in accordance with the applicable international customs or law without the need to obtain prior written or oral consent from Party B nor the need to consider if whether Party may cite any defense available to Party B under the base contract toward the beneficiary or other claimant.  Party B shall not refuse to perform its obligations for compensation under the Letter of Guarantee on the grounds of any circumstances in the performance of the base contract or of the authenticity of the documents and notes provided by the beneficiary.

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Party A: /seal/ Guangdong Development Bank Holdings Co., Ltd., Shenzhen Branch
Legal Representative: /personal seal/ YANG Xiaozhou
Date:December 7, 2010

Party B: /seal/ Comtech Communications Technology (Shenzhen) Co., Ltd.
Legal Representative:  /s/ CHEN Jianxiong
Date:December 7, 2010